Exhibit 99

LASERSIGHT INCORPORATED                                         OTC BB: LASE
NEWS RELEASE                                                    May 19, 2003

Bill Kern                                       6903 University Blvd.
Sr. Vice President-Corporate Development        Winter Park, Florida  32792
407.678.9900 ext. 163                           Facsimile 407.678-9981
bkern@lasetech.com                              www.lase.com



                   LASERSIGHT ANNOUNCES FIRST QUARTER RESULTS

Winter Park, FL, (May 19, 2003) - LaserSight Incorporated (OTC: BB: LASE) today announced financial results for the quarter ended March 31, 2003. Revenues for the first quarter of 2003 were $2.3 million compared to $2.0 million in the first quarter of 2002. The Company reported a loss attributable to common shareholders of $2.9 million, or $0.10 per share for the first quarter of 2003, compared to a loss of $5.1 million, or $0.19 per share in the comparable period of 2002. The average common shares outstanding were 27,842,000 during the first quarter of 2003 compared to 26,488,000 during the comparable period of 2002.

LaserSight's 10-Q Quarterly Report discusses the Company's present financial conditions and its severe liquidity difficulties, including its need for an immediate cash infusion without which it will be forced to file for bankruptcy protection. To meet this problem, LaserSight has been in continuous negotiations with the holder of its Series H Convertible Preferred Stock, regarding the possibility of securing immediate cash payments for purchase of Company products, further definition of the terms of a long-term strategy for the Company in China, and a timetable for additional product purchases. The Company expects, but cannot assure, that those negotiations will produce an agreement that will be closed in the very near future.

As previously announced, on April 29, 2002 LaserSight's Common Stock was transferred to The OTC: BB Market where it is currently traded.

LaserSight(R) is a leading supplier of quality technology solutions for laser vision correction and has pioneered its patented precision microspot scanning technology since it was introduced in 1992. Its products include the LaserScan LSX(R) precision microspot scanning system, its international research and development activities related to the Astra family of products used to perform custom ablation procedures known as CustomEyes and its MicroShape(R) family of keratome products. The Astra family of products includes the AstraMax(R) diagnostic workstation designed to provide precise diagnostic measurements of the eye and CustomEyes AstraPro(R) software, surgical planning tools that utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments. In the United States, the Company's LaserScan LSX excimer laser system operating at 300 Hz is approved for the LASIK treatment of myopia and myopic astigmatism. The MicroShape family of keratome products includes the UltraShaper(R) durable keratome and UltraEdge(R) keratome blades.

This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to the possible transaction under negotiation in an attempt to alleviate LaserSight's critical need for an immediate cash infusion and whether agreement to do so will be executed and consummated, and statements with respect to regulatory approvals and commercialization of products, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations and actual results could differ materially. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.

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Following are selected LaserSight financial results (in 000s except per share data):

                                                 Three Months Ended
(Unaudited)                                           March 31,
                                                ---------------------
                                                2003            2002
                                                ----            ----
Total Revenues                              $  2,321        $  1,973
Cost of Revenues                               1,346           1,393
Gross Profit                                     975             580
Research, Development and Regulatory             197             543
Selling, General Admin and Amortization        3,161           5,038
Loss from Operations                          (2,383)         (5,001)
Other (Income) Expense, Net                      (86)             78
Loss before Income Taxes                      (2,469)         (5,079)
Income Tax Benefit                                58              -
Net Loss                                      (2,411)         (5,079)
Conversion Discount on Preferred Stock          (484)             -
Loss Attributable to Common Shareholders    $ (2,895)       $ (5,079)
Loss per Common Share
   - Basic and Diluted                      $  (0.10)       $  (0.19)
Weighted Average Number
   of Shares Outstanding                      27,842          26,488

Selected balance sheet data (in 000s):
                                           March 31, 2003  December 31, 2002
                                           --------------  -----------------
                                            (Unaudited)
Cash and Cash Equivalents                   $  1,500        $  1,066
Accounts and Notes Receivable (Current), Net   3,860           5,574
Total Current Assets                          14,227          16,191
Total Current Liabilities                     13,373          13,251
Long-Term Obligations                          5,683           5,958
Stockholders' Equity                           1,508           3,898









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